Exhibit 99.1

BitMine Immersion Technologies Announces Signed LOI in West Texas for 20 Megawatt Site; Increase in Line of Credit to Acquire more Bitcoin Mining Computers

ATLANTA, GA / ACCESSWIRE / May 17, 2023 / BitMine Immersion Technologies, Inc. (OTC PINK:BMNR) (“BitMine,” the “Company”), a technology company specializing in immersion technology for Bitcoin mining, announces the signing of a Letter of Intent to lease a property in West Texas that can accommodate up to 20 Megawatts of immersion datacenter equipment. The lease period will last up to 10 years, inclusive of several lease extension options. Fully deployed, the site can run almost 5,000 miners and produce hashing power of almost 600 Petahash of hashing power. A binding lease agreement is subject to due diligence which is expected to take 3-4 weeks, and the negotiation of a mutually acceptable lease agreement.

Effective May 13, 2023, the existing Line of Credit between Innovative Digital Investors Emerging Technology, L.P. and BitMine was increased from $1 million to $1.75 million. Subsequently, $500,000 was drawn primarily to buy ASIC miners for self-mining and resale at the soon-to-be operating BitMine sites in Pecos, TX and Trinidad. The Company hopes to have miners operational at these locations in the next few weeks.

Like other Bitcoin miners, BitMine has seen a recent increase in profitability due to the popularity of Bitcoin Ordinals. Ordinals are a way of creating an inscription by attaching data or inscriptions to fractions of Bitcoin, and in some cases new "BRC-20" tokens are created. This has had the effect of a high degree of transactions and a spike in transaction fees- which directly benefits miners that validate these transactions. Although this has diminished in recent days, we anticipate Ordinals to remain a long term part of the Bitcoin blockchain and affect transaction fee revenue moving forward.

BitMine expects to make announcements very soon regarding the launch of its 2 flagship sites, beginning as early as 2-3 weeks from now.

About BitMine Immersion Technologies, Inc.

BitMine ImmersionTechnologies, Inc. is a technology company focused on Bitcoin mining using immersion technology, an advanced cooling technique whereby computers are submerged in specialized oil circulated to keep units operating at optimal ambient temperature. Immersion technology is more environmentally friendly that conventional mining methodologies, while lowering expenses and increasing yield. BitMine's flagship operations are located in low-cost energy regions in Trinidad and Pecos, Texas.

Forward-Looking Statements:

This press release contains statements that constitute "forward-looking statements." Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine's control, including those set forth in the Risk Factors section of BitMine's Form 10-K filed with the Securities and Exchange Commission (the "SEC") on December 9, 2022, and any other SEC filings, as amended or updated from time to time. Copies of BitMine Immersion Technologies' filings with the SEC are available on the SEC's website at www.sec.gov. BitMine Immersion Technologies undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

BitMine Immersion Technologies Contact:
Jonathan Bates
Chairman and CEO
info@bitminetech.io